AMENDMENT TO

INVESTMENT ADVISORY AGREEMENT

WHEREAS, Fred Alger Management, Inc. and The Alger Funds II (the “Trust”) entered into an investment advisory agreement dated November 2, 2009 (as amended, supplemented and/or restated to date, the “Agreement”) to provide certain investment advisory services to the Trust and each of its series (the “Funds”); and

WHEREAS, effective October 1, 2019, Fred Alger Management, Inc. converted from a New York corporation to a Delaware limited liability company and changed its name to “Fred Alger Management, LLC” (“Alger Management”);

NOW THEREFORE, in consideration of the promises and mutual covenants contained herein, the parties hereby amend the Agreement as follows:

1. All references in the Agreement to “Fred Alger Management, Inc.” are hereby deleted and replaced with “Fred Alger Management, LLC”. None of the terms or provisions of the Agreement shall be affected by this change in legal entity.

2. Except as otherwise provided herein, the terms and conditions contained in the Agreement shall remain in full force and effect. Capitalized terms herein that are not defined shall have the meanings ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties by their duly authorized officers, have caused this Amendment to be executed as of September 29, 2020.

THE ALGER FUNDS II		FRED ALGER MANAGEMENT, LLC

By:	/s/ Tina Payne	By:	/s/ Tina Payne
Name:	Tina Payne	Name:	Tina Payne
Title:	Secretary, CCO	Title:	SVP, General Counsel, CCO